                                                                     Exhibit 2.1

                         AGREEMENT AND PLAN OF MERGER

                                By and Between

                             NIAGARA BANCORP, INC.

                           FIRST NIAGARA MERGER CORP

                                      And

                            IROQUOIS BANCORP, INC.


                          DATED AS OF MARCH 26, 2000

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                                    Page
                                   ARTICLE I
                              CERTAIN DEFINITIONS

Section 1.01  Definitions                                                             1

                                  ARTICLE II
                       THE MERGER AND EXCHANGE OF SHARES

Section 2.01   Effects of Merger; Surviving Corporation                               6
Section 2.02   Conversion of Shares                                                   6
Section 2.03   Exchange Procedures                                                    7
Section 2.04   Stock Options                                                          8

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF IROQ

Section 3.01  Organization                                                            8
Section 3.02  Capitalization                                                          8
Section 3.03  Authority; No Violation                                                 9
Section 3.04  Consents                                                                9
Section 3.05  Financial Statements                                                   10
Section 3.06  Taxes                                                                  10
Section 3.07  No Material Adverse Effect                                             10
Section 3.08  Contracts                                                              10
Section 3.09  Ownership of Property; Insurance Coverage                              11
Section 3.10  Legal Proceedings                                                      12
Section 3.11  Compliance With Applicable Law                                         12
Section 3.12  ERISA                                                                  13
Section 3.13  Brokers, Finders and Financial Advisors                                14
Section 3.14  Environmental Matters                                                  14
Section 3.15  Loan Portfolio                                                         15
Section 3.16  Securities Documents                                                   15
Section 3.17  Related Party Transactions                                             16
Section 3.18  Schedule of Termination Benefits                                       16
Section 3.19  Deposits                                                               16
Section 3.20  Antitakeover Provisions Inapplicable; Required Vote of Stockholders    16
Section 3.21  Fairness Opinion                                                       16
Section 3.22  Administration of Fiduciary Accounts                                   16
Section 3.23  Derivative Transactions                                                16

                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF NIAGARA BANCORP

Section 4.01  Organization                                                            17
Section 4.02  Capitalization                                                          17
Section 4.03  Authority; No Violation                                                 17
Section 4.04  Consents                                                                18
Section 4.05  Compliance with Applicable Law                                          18
Section 4.06  Information to be Supplied                                              18
Section 4.07  Financing                                                               18

                                   ARTICLE V
                           COVENANTS OF THE PARTIES

Section 5.01  Conduct of IROQ's Business                                              19
Section 5.02  Access; Confidentiality                                                 21
Section 5.03  Regulatory Matters and Consents                                         22
Section 5.04  Taking of Necessary Action                                              22
Section 5.05  Certain Agreements                                                      22
Section 5.06  No Other Bids and Related Matters                                       23
Section 5.07  Duty to Advise; Duty to Update IROQ Disclosure Schedules                24
Section 5.08  Conduct of Niagara Bancorp's Business                                   24
Section 5.09  Board and Committee Minutes                                             25
Section 5.10  Undertakings by IROQ and Niagara Bancorp                                25
Section 5.11  Employee and Termination of Benefits; Directors and Management          27
Section 5.12  Duty to Advise; Duty to Update Niagara Bancorp's Disclosure Schedule    27
Section 5.13  Governance and Related Matters                                          27

                                  ARTICLE VI
                                  CONDITIONS

Section 6.01  Conditions to IROQ's Obligations under this Agreement                   28
Section 6.02  Conditions to Niagara Bancorp's Obligations under this Agreement        28

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination                                                             29
Section 7.02  Effect of Termination                                                   30

                                 ARTICLE VIII
                                 MISCELLANEOUS

Section 8.01  Expenses                                                     30
Section 8.02  Non-Survival of Representations and Warranties               30
Section 8.03  Amendment, Extension and Waiver                              30
Section 8.04  Entire Agreement                                             31
Section 8.05  No Assignment                                                31
Section 8.06  Notices                                                      31
Section 8.07  Captions                                                     31
Section 8.08  Counterparts                                                 31
Section 8.09  Severability                                                 32
Section 8.10  Specific Performance                                         32
Section 8.11  Governing Law                                                32

Exhibits:
     Exhibit A    Stock Option Agreement
     Exhibit B    Form of IROQ Voting Agreement
     Exhibit 6.1  Form of Opinion of Counsel for Niagara Bancorp
     Exhibit 6.2  Form of Tax Opinion of Counsel for Niagara Bancorp
     Exhibit 6.3  Form of Opinion of Counsel for IROQ

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 26, 2000, is by and among Niagara Bancorp, Inc., a Delaware corporation ("Niagara Bancorp"), First Niagara Merger Corp, a wholly-owned subsidiary of Niagara Bancorp incorporated under the laws of the State of Delaware, and Iroquois Bancorp, Inc., a New York corporation ("IROQ"). Each of Niagara Bancorp, First Niagara Merger Corp and IROQ is sometimes individually referred to herein as a "party," and Niagara Bancorp, First Niagara Merger Corp and IROQ are sometimes collectively referred to herein as the "parties."

                                    RECITALS

     WHEREAS, Niagara Bancorp, a registered bank holding company, with principal offices in Lockport, New York, owns all of the issued and outstanding capital stock of First Niagara Bank, a New York chartered savings bank (formerly Lockport Savings Bank) ("First Niagara"), with principal offices in Lockport, New York.

     WHEREAS, IROQ, a registered bank holding company, with principal offices in Auburn, New York, owns all of the issued and outstanding capital stock of Cayuga Bank ("CB"), a New York chartered commercial bank and trust company, with principal offices in Auburn, New York, and The Homestead Savings FA ("HSFA"), a federally-chartered savings association with principal offices in Utica, New York.

     WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of the respective stockholders to consummate the business combination transaction contemplated herein in which IROQ, subject to the terms and conditions set forth herein, shall be merged with and into First Niagara Merger Corp, with IROQ surviving the merger, to be followed by the merger of IROQ with and into Niagara Bancorp, with Niagara Bancorp surviving the merger (collectively referred to as the "Merger"); and

     WHEREAS, in connection with the execution of this Agreement, as an inducement to Niagara Bancorp to enter into this Agreement, IROQ and Niagara Bancorp have entered into a Stock Option Agreement dated as of even date herewith pursuant to which IROQ will grant Niagara Bancorp the right to purchase certain shares of IROQ Common Stock; and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement, and the Stock Option Agreement (collectively, the "Merger Documents").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Niagara Bancorp, First Niagara Merger Corp and IROQ.

          "Applications" means the applications for regulatory approval which are required by the transactions contemplated hereby.

          "BIF" means the Bank Insurance Fund administered by the FDIC.

          "BHCA" means the Bank Holding Company Act of 1956, as amended.

          "Closing Date" means the date determined by Niagara Bancorp, in its sole discretion, upon five (5) days prior written notice to IROQ, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Niagara Bancorp and IROQ shall mutually agree.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Merger" means the merger of IROQ with and into First Niagara Merger Corp, with IROQ surviving the merger, to be followed by the merger of IROQ, as a wholly-owned subsidiary of Niagara Bancorp, with and into Niagara Bancorp, with Niagara Bancorp being the surviving corporation.

          "Department" means the Banking Department of the State of New York.

          "DGCL" means the Delaware General Corporation Law.

          "DOL" means the U.S. Department of Labor.

          "Environmental Laws" means any Federal or state law, statute, rule, regulation, code, order, judgement, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Exchange Agent" means the entity selected by Niagara Bancorp and agreed to by IROQ, as provided in Section 2.03(a) of this Agreement.

          "FDIA" means the Federal Deposit Insurance Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FRB" means the Board of Governors of the Federal Reserve System.

          "First Niagara" means First Niagara Bank, Lockport, New York, formerly Lockport Savings Bank.

          "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          "IROQ" means Iroquois Bancorp, Inc., a New York corporation.

          "IROQ Common Stock" means the common stock of IROQ described in
     Section 3.02(a).

          "IROQ Disclosure Schedules" means the Disclosure Schedules delivered by IROQ to Niagara Bancorp pursuant to Article III of this Agreement.

          "IROQ Financials" means (i) the audited consolidated financial statements of IROQ as of December 31,1999 and1998 and for the three years ended December 31,1999, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of IROQ as of each calendar quarter thereafter included in Securities Documents filed by IROQ.

          "IROQ Stock Option Plans" means the IROQ Amended and Restated 1996 Stock Option Plan and the IROQ Amended and Restated 1998 Stock Option Plan.

          "IROQ Regulatory Reports" means the Call Reports of CB and HFSA and accompanying schedules, as filed with the FDIC and the OTS, respectively, for each calendar quarter beginning with the quarter ended March 31, 1998, through the Closing Date, and all Annual Reports on Form FR Y-6, any Current Report on Form FR Y-6A filed with the FRB by IROQ from December 31,1998 through the Closing Date.

          "IROQ Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by IROQ, except any corporation the stock of which is held in the ordinary course of the lending activities of IROQ.

          "IRC" means the Internal Revenue Code of 1986, as amended.

          "IRS" means the Internal Revenue Service.

          "Loan Property" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

          "Material Adverse Effect" shall mean, with respect to IROQ, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the assets of IROQ resulting from a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, or (iii) any action taken by IROQ or any IROQ Subsidiary at the request of Niagara Bancorp.

          "Merger Effective Date" means that date upon which the certificate of merger as to the merger of IROQ with and into First Niagara Merger Corp is filed with both the Delaware Office of the Secretary of State, in accordance with the of the DGCL, and the New York Department of State, in accordance with the NYBCL, or as otherwise stated in the certificates of merger.

          "Niagara Bancorp" means Niagara Bancorp, Inc., a Delaware Corporation. Niagara Bancorp will change its name to First Niagara Financial Group, Inc. following the annual meeting of stockholders to be held in May, 2000. References to Niagara Bancorp shall include First Niagara Financial Group, Inc. after the effectiveness of the name change.

          "Niagara Bancorp Common Stock" has the meaning given to that term in
     Section 4.02(a) of this Agreement.

          "Niagara Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Niagara Bancorp to IROQ pursuant to Article IV of this Agreement.

          "Niagara Bancorp Financials" means (i) the audited consolidated financial statements of Niagara Bancorp as of December 31, 1998 and 1997 and for the three years ended December 31, 1998, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Niagara Bancorp as of each calendar quarter thereafter included in Securities Documents filed by Niagara Bancorp

          "Niagara Bancorp Regulatory Reports" means the Call Reports of First Niagara and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 1999, through the Closing Date, and all Annual Reports on Form FR Y-6, any Current Report of on Form FR Y-6A filed with the FRB by Niagara Bancorp from April 17, 1998 through the Closing Date.

          "Niagara Bancorp Option" means the option granted to Niagara Bancorp to acquire shares of IROQ Common Stock pursuant to the Stock Option Agreement.

          "Niagara Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Niagara Bancorp or First Niagara, except any corporation the stock of which is held as security by First Niagara in the ordinary course of its lending activities.

          "NYBCL" means the New York Business Corporation Law.

          "OTS" means the Office of Thrift Supervision.

          "Participation Facility" shall have the meaning given to such term in
     Section 3.14(b) of this Agreement.

          "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

          "Previously Disclosed" shall mean disclosed in a writing by either party in (i) the Securities Documents filed with the SEC after December 31, 1998 and before the date hereof or (ii) a disclosure schedule (the "Disclosure Schedule") dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution of this Agreement. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

          "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of IROQ Common Stock in connection with the transactions contemplated by this Agreement.

          "Regulatory Agreement" has the meaning given to that term in Section
     3.11 of this Agreement.

          "Regulatory Authority" means any agency or department of any federal or state government, including without limitation the Superintendent, the FDIC, the FRB, the OTS, the SEC or the respective staffs thereof.

          "REIT Preferred Stock" means the preferred stock of Cayuga Funding Corporation, a New York corporation and a subsidiary of CB.

          "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

          "SAIF" means the Savings Association Insurance Fund administered by the FDIC.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents filed or required to be filed under the Securities Laws.

          "Securities Laws" means the Securities Act and the Exchange Act.

          "Stock Option Agreement" means the Stock Option Agreement dated as of even date herewith pursuant to which IROQ has granted Niagara Bancorp the right to purchase certain shares of IROQ Common Stock and which is attached to this Agreement as Exhibit A thereto.

          "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Niagara Bancorp or IROQ, as the case may be, in the ordinary course of its lending activities.

          "Superintendent" means the Superintendent of Banks of the State of New York, and where appropriate includes the State of New York Banking Department and the Banking Board of the State of New York.

                                   ARTICLE II
                       THE MERGER AND EXCHANGE OF SHARES

     Section 2.01  Effects of Merger; Surviving Corporation.

     (a)  (i)   On the Merger Effective Date, First Niagara Merger Corp shall merge with and into IROQ; the separate existence of First Niagara Merger Corp shall cease; IROQ shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Niagara Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of First Niagara Merger Corp shall be taken and deemed to be transferred to and vested in IROQ, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the States of Delaware and New York.

          (ii) On the Merger Effective Date: the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the Certificate of Incorporation of First Niagara Merger Corp, as in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of First Niagara Merger Corp, as in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

          (iii) On the Merger Effective Date, the directors of First Niagara Merger Corp duly elected and holding office immediately prior to the Effective Date shall be the directors of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (iv) On the Merger Effective Date, the officers of First Niagara Merger Corp duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     (b) Notwithstanding any provision of this Agreement to the contrary, Niagara Bancorp may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders, directors or officers of IROQ as a result of such modification, (ii) the Merger Consideration, the treatment of stock options pursuant to Section 2.04, and the obligations under Sections 5.11 and 5.13 are not thereby changed or reduced in amount because of such modification, (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals, (iv) it does not result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect, and (v) it does not diminish the benefits of any officer, director or employee of IROQ pursuant to this Agreement or any separate agreement contemplated hereby.

     Section 2.02 Conversion of Shares. Subject to Section 6.03, at the Merger Effective Date, by virtue of the Merger and without any action on the part of IROQ or the holders of shares of IROQ Common Stock:

     (i) Each outstanding share of IROQ Common Stock issued and outstanding at the Merger Effective Date, except as provided in clause (ii) of this Section, shall cease to be outstanding, shall cease to exist and shall be converted into the right to receive $33.25 in cash (referred to as the "Merger
Consideration").

     (ii) Any shares of IROQ Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Niagara Bancorp shall be issued or exchanged therefor.

     (iii) Each share of Niagara Bancorp Common Stock issued and outstanding immediately before the Merger Effective Date shall remain an outstanding share of Common Stock of Niagara Bancorp.

     (iv) The holders of certificates representing shares of IROQ Common Stock (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as stockholders of IROQ, except such rights, if any, as they may have pursuant to this Agreement or applicable law.

     Section 2.03  Exchange Procedures.

     (a) As promptly as practicable after the Merger Effective Date, and in any event within five business days of the Merger Effective Date, an Exchange Agent designated by Niagara Bancorp and reasonably acceptable to IROQ, shall mail to each holder of record of an outstanding share Certificate or Certificates a Letter of Transmittal containing instructions for the surrender of the Certificate or Certificates held by such holder for payment therefor. Upon surrender of the Certificate or Certificates to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. The Exchange Agent shall send payments within three business days after the receipt of properly submitted documents. Approval of this Agreement by the stockholders of IROQ shall constitute authorization for Niagara Bancorp to designate and appoint such Exchange Agent. Neither Niagara Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of IROQ until such former stockholder surrenders his Certificate or Certificates or, in lieu thereof, any such appropriate affidavit of loss and indemnity agreement and bond as may be reasonably required by Niagara Bancorp. The Exchange Agent in its agreement shall be obligated to pay the Merger Consideration in accordance with this Agreement.

     (b) If payment of the Merger Consideration is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) On or prior to the Merger Effective Date, Niagara Bancorp shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the IROQ stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section
2.02 hereof.

     (d) The payment of the Merger Consideration upon the conversion of IROQ Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such IROQ Common Stock.

     (e) Promptly following the date which is twelve months after the Merger Effective Date, the Exchange Agent shall deliver to Niagara Bancorp all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of IROQ Common Stock may surrender such Certificate to Niagara Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of IROQ Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

     (f) After the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of IROQ of the shares of IROQ Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of IROQ shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

     (g) In the event any certificate for IROQ Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Niagara Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Niagara Bancorp may request as indemnity against any claim that may be made against IROQ, Niagara Bancorp or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (h) Niagara Bancorp is hereby authorized to adopt additional rules and regulations with respect to the matters referred to in this Section 2.03 not inconsistent with the provisions of this Agreement.


     Section 2.04   Stock Options.   On the Merger Effective Date, each option
(irrespective of whether such option is then subject to any limitation upon exercise) issued and outstanding that is unexercised pursuant to IROQ's Stock Option Plans (options to purchase 208,200 shares are outstanding as of the date hereof) shall be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration minus the exercise price of the option, multiplied by the number of shares covered by the option. The cash payments to option holders shall be made by IROQ on the Merger Effective Date, net of any applicable withholding taxes. Such payments shall be in full satisfaction of all the optionee's rights with respect to the option. On the day prior to the Merger Effective Date, IROQ shall provide Niagara Bancorp with a schedule of all outstanding options not exercised, the exercise price thereof, the optionee's mailing address, and the optionee's written acknowledgment that the payment pursuant to this Section 2.04 shall be in full satisfaction of all rights under the IROQ Stock Option Plans and any option award agreement entered into thereunder.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF IROQ

     IROQ represents and warrants to Niagara Bancorp that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date in all material respects (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as Previously Disclosed. IROQ has made a good faith effort to ensure that the disclosure on each schedule of the IROQ Disclosure Schedules corresponds to the section reference herein. However, for purposes of the IROQ Disclosure Schedules, any item Previously Disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 3.01   Organization.

     (a) IROQ is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). IROQ has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on IROQ.

     (b) CB is a commercial bank organized, validly existing and in good standing under the laws of the State of New York. HFSA is a savings association organized, validly existing and in good standing under the laws of the United States. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.01(b), CB and HFSA are the only IROQ Subsidiaries. The deposits of CB are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by CB. The deposits of HFSA are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by HFSA. CB and HFSA are members in good standing of the Federal Home Loan Bank of New York and each owns the requisite amount of stock therein. Each other IROQ Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. IROQ has heretofore made available to Niagara Bancorp a complete and correct copy of the Certificate of Incorporation and By-laws or comparable organizational documents, each as amended to the date hereof, of each of IROQ and its Subsidiaries.

     (c) Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.01(c), the respective minute books of IROQ and each IROQ Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     Section 3.02   Capitalization.

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

     (a) The authorized capital stock of IROQ consists of 6,000,000 shares of Common Stock, $1.00 par value per share ("IROQ Common Stock"), and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("IROQ Preferred Stock"). There are 2,306,880 shares of IROQ Common Stock validly issued and outstanding, all of which are fully paid and non-assessable. No shares of IROQ Preferred Stock are outstanding. Neither IROQ nor any IROQ Subsidiary has or is bound by any Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any shares of IROQ Common Stock, or any other security of IROQ or any securities representing the right to vote, purchase or otherwise receive any shares of IROQ Common Stock or any other security of IROQ, other than shares issuable under the Stock Option Agreement and other than as set forth in reasonable detail in the IROQ DISCLOSURE SCHEDULE 3.02(a). IROQ DISCLOSURE SCHEDULE 3.02(a) sets forth: the name of each holder of options to purchase IROQ Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, and the exercise price relating to the options held.

     (b) IROQ owns all of the capital stock of CB and HFSA, free and clear of any lien or encumbrance. Except for the IROQ Subsidiaries, and as set forth in IROQ DISCLOSURE SCHEDULE 3.02(b), IROQ does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of IROQ Subsidiaries, equity interests held by IROQ Subsidiaries in a fiduciary capacity, equity interests held in connection with the lending activities of IROQ Subsidiaries, and equity interests held as of the date of this Agreement by IROQ as passive investments not representing 5% or more of any class of stock of any issuer. Except as disclosed in the IROQ DISCLOSURE SCHEDULE 3.02(b), all the outstanding shares of capital stock of each IROQ Subsidiary are validly issued, fully paid and non-assessable and are owned by IROQ or by a wholly-owned subsidiary of IROQ, free and clear of any liens. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the sale, issuance or voting of any shares of the issued or unissued capital stock of any IROQ Subsidiary which have been issued, granted or entered into by IROQ or any of its Subsidiaries.

     (c) To IROQ's knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of IROQ Common Stock, except as disclosed in the IROQ DISCLOSURE SCHEDULE 3.02(c).

     Section 3.03   Authority; No Violation.

     (a) IROQ has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IROQ and the completion by IROQ of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of IROQ and, except for approval of the shareholders of IROQ, no other corporate proceedings on the part of IROQ are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IROQ and, subject to approval by the shareholders of IROQ and receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of IROQ, enforceable against IROQ in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to CB, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by IROQ, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section
4.04 hereof and IROQ's and Niagara Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and
(C) compliance by IROQ, CB and HFSA with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of IROQ or any IROQ Subsidiary or the charter and bylaws of CB or HFSA; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IROQ or any IROQ Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of IROQ, CB, or HFSA under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which IROQ, CB or HFSA is a party, or by which they or any of their respective properties or assets may be bound or affected; except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on IROQ.

     Section 3.04 Consents. Except for the consents, waivers, approvals, and filings from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of IROQ, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, to IROQ's knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary (as to third parties, other than consents, waivers, approvals and filings the failure of which to obtain or to file either individually or in the aggregate will not have a Material Adverse Effect on IROQ), in connection with
(a) the execution and delivery of this Agreement by IROQ, and (b) the completion by IROQ, CB or HFSA of the transactions contemplated hereby. IROQ has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05   Financial Statements.

     (a) IROQ has previously delivered to Niagara Bancorp the IROQ Regulatory Reports. The IROQ Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of IROQ as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) IROQ has previously delivered to Niagara Bancorp the IROQ Financials. The IROQ Financials have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of IROQ and the IROQ Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the IROQ Financials or the IROQ Regulatory Reports, IROQ did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such IROQ Financials or IROQ Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. IROQ and the IROQ Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). IROQ has duly filed all federal, state and material local tax returns required to be filed by or with respect to IROQ and all IROQ Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from IROQ and any IROQ Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent,
(ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of IROQ or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where IROQ or any of its Subsidiaries do not file tax returns that IROQ or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.06, IROQ and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. IROQ and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and IROQ and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements in all material respects.

     Section 3.07 No Material Adverse Effect. IROQ and the IROQ Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 1999.

     Section 3.08   Contracts.

     (a) Except as set forth in IROQ DISCLOSURE SCHEDULE 3.08(a), neither IROQ nor any IROQ Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of IROQ or any IROQ Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of IROQ or any IROQ Subsidiary;
(iii) any collective bargaining agreement with any labor union relating to employees of IROQ or any IROQ Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by IROQ; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which IROQ or any IROQ Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of New York advances, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Niagara Bancorp or any Niagara Bancorp Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of IROQ, CB or HFSA to engage in any type of banking or bank-related business which IROQ is permitted to engage in under applicable law as of the date of this Agreement.

     (b) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a), have been provided to Niagara Bancorp on or before the date hereof, are listed on IROQ DISCLOSURE SCHEDULE 3.08(a) and are in full force and effect on the date hereof and neither IROQ nor any IROQ Subsidiary (nor, to the knowledge of IROQ, any other party to any such contract, plan, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the IROQ DISCLOSURE SCHEDULE 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.08(b), none of the employees (including officers) of IROQ, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.08(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which IROQ or any IROQ Subsidiary is a party or under which IROQ or any IROQ Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.08(b), no such agreement, plan, contract, or arrangement
(x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of IROQ or any IROQ Subsidiary absent the occurrence of a subsequent event; or (y) requires IROQ or any IROQ Subsidiary to provide a benefit in the form of IROQ Common Stock or determined by reference to the value of IROQ Common Stock. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.08(b), no such agreement, plan or arrangement with respect to officers or directors of IROQ, or to IROQ's knowledge, to its employees, provides for benefits which will cause an "excess parachute payment" or the disallowance of a federal income tax deduction under IRC Section 280G.

     Section 3.09   Ownership of Property; Insurance Coverage.

     (a) Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.09, IROQ and the IROQ Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by IROQ or any IROQ Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the IROQ Regulatory Reports and in the IROQ Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to any Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a IROQ Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) items permitted under Article V. IROQ and the IROQ Subsidiaries, as lessee, have the right under valid and subsisting leases of real and material personal properties used by IROQ and its Subsidiaries in the conduct of their businesses to occupy or use all such leased properties as presently occupied and used by each of them. Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.09(a), such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the IROQ Financials.

     (b) With respect to all material agreements pursuant to which IROQ or any IROQ Subsidiary has purchased securities subject to an agreement to resell, if any, IROQ or such IROQ Subsidiary, as the case may be, has a lien or security interest (which to IROQ's knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) IROQ and each IROQ Subsidiary currently maintains insurance considered by IROQ to be reasonable for their respective operations and similar in scope and coverage to that customarily maintained by other businesses similarly engaged in a similar location, in accordance with good business practice. IROQ has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.09(c), there are presently no material claims pending under such policies of insurance and no notices have been given by IROQ under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years IROQ has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 3.10   Legal Proceedings. Except as disclosed in IROQ DISCLOSURE
SCHEDULE 3.10, neither IROQ nor any IROQ Subsidiary is a party to any, and there are no pending or, to the best of IROQ's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against IROQ or any IROQ Subsidiary, (ii) to which IROQ or any IROQ Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of IROQ to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on IROQ and the IROQ Subsidiaries, taken as a whole.

     Section 3.11   Compliance With Applicable Law.

     (a) IROQ and the IROQ Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on IROQ and the IROQ Subsidiaries, taken as a whole. IROQ and its Subsidiaries, directly or indirectly, own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of IROQ and its Subsidiaries.

    (b) Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.11(b), neither IROQ nor any IROQ Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that IROQ or any IROQ Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to IROQ or any IROQ Subsidiary; (iii) requiring or threatening to require IROQ or any IROQ Subsidiary, or indicating that IROQ or any IROQ Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of IROQ or any IROQ Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of IROQ or any IROQ Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither IROQ nor any IROQ Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in IROQ DISCLOSURE SCHEDULE 3.11. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.11, the most recent regulatory ratings given to CB and HFSA as to compliance with the Community Reinvestment Act is satisfactory or better.



     Section 3.12   ERISA.

     (a) IROQ DISCLOSURE SCHEDULE 3.12 contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of IROQ or any of its Subsidiaries (hereinafter collectively referred to as the "IROQ Employee Plans"). If the plan, contract, agreement or arrangement is funded through a trust or third party funding vehicle, such as an insurance contract, a copy of the trust or other funding arrangement (including all amendments thereto) and the latest financial statements thereof have been provided to Niagara Bancorp.

     All of the IROQ Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the IRC upon IROQ or any of its Subsidiaries. No liability to the PBGC has been or is expected by IROQ or any of its Subsidiaries to be incurred with respect to any IROQ Employee Plan which is subject to Title IV of ERISA, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA)(" IROQ Pension Plan") currently or formerly maintained by IROQ or any entity which is considered one employer with IROQ under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA Affiliate"). No IROQ Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each IROQ Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such IROQ Pension Plan as of the end of the most recent plan year with respect to the respective IROQ Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such IROQ Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any IROQ Pension Plan within the 12-month period ending on the date hereof. Neither IROQ nor any of its Subsidiaries has provided, or is required to provide, security to any IROQ Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither IROQ, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

     (b) Each IROQ Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "IROQ Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and IROQ and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to IROQ's knowledge, threatened litigation, administrative action or proceeding relating to any IROQ Employee Plan. There has been no announcement or commitment by IROQ or any of its Subsidiaries to create an additional IROQ Employee Plan, or to amend any IROQ Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such IROQ Employee Plan; and, except as specifically identified in IROQ DISCLOSURE SCHEDULES, IROQ and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any IROQ Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to each IROQ Employee Plan, IROQ has supplied to Niagara Bancorp a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such IROQ Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such IROQ Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such IROQ Employee Plan, if the IROQ Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such IROQ Employee Plan is a IROQ Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

     (c) No compensation payable by IROQ and any IROQ Subsidiary to any of their employees under any IROQ Employee Plan (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the IRC.

     Section 3.13 Brokers, Finders and Financial Advisors. Except for IROQ's engagement of Endicott Financial Advisors, L.L.C. ("Endicott") in connection with transactions contemplated by this Agreement, neither IROQ nor any IROQ Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in IROQ DISCLOSURE SCHEDULE 3.13, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the IROQ Financials.

     Section 3.14   Environmental Matters.

     (a) With respect to IROQ and each of its Subsidiaries, and except as set forth in IROQ DISCLOSURE SCHEDULE 3.14:

          (i) Each of IROQ and its Subsidiaries, the Participation Facilities, and, to IROQ's knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

          (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to IROQ's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any Participation Facility
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

          (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to IROQ's knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or IROQ or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (iv) To IROQ's knowledge, the properties currently owned or operated by IROQ or any of its

Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

          (v) Neither IROQ nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

          (vi) To IROQ's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by IROQ or any of its Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by IROQ or any of its Subsidiaries or any Participation Facility; and

          (vii) To IROQ's knowledge, during the period of (s) IROQ's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (t) IROQ's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To IROQ's knowledge, prior to the period of (x) IROQ's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (y) IROQ's or any of its Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.



     (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     Section 3.15   Loan Portfolio.

     (a) With respect to each loan owned by IROQ or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of IROQ:

           (i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

           (ii) neither IROQ nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

           (iii) IROQ or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or IROQ's applicable participation interest, as applicable), except as otherwise referenced on the books and records of IROQ;

           (iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

           (v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of IROQ;

           (vi) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

           (vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

     (b) The allowance for loan losses reflected on the IROQ Financial Statements, as of their respective dates, is adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off and on loans outstanding, and is in all material respects consistent with the requirements of GAAP.

     (c) IROQ DISCLOSURE SCHEDULE 3.15 sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of IROQ and its Subsidiaries that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and IROQ and its Subsidiaries shall promptly after the end of any month inform Niagara Bancorp of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") included in any non-performing assets of IROQ or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

     Section 3.16 Securities Documents. IROQ has delivered to Niagara Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 1999 and 1998, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1999 and to be held in the year 2000. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     Section 3.17 Related Party Transactions. Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.17, or as described in IROQ's Proxy Statement distributed in connection with the 1999 annual meeting of shareholders (which has previously been provided to Niagara Bancorp), IROQ is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of IROQ (except a IROQ Subsidiary). Except as disclosed in IROQ DISCLOSURE SCHEDULE 3.17, all such transactions (a) were made in the ordinary course of business,
(b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on IROQ DISCLOSURE SCHEDULE 3.17, no loan or credit accommodation to any Affiliate of IROQ is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. IROQ has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by IROQ is inappropriate.

     Section 3.18   Schedule of Termination Benefits. IROQ DISCLOSURE SCHEDULE
3.18 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire IROQ Common Stock, granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by IROQ solely for the benefit of officers or directors of IROQ or IROQ Subsidiaries (the "Benefits Schedule"), assuming their employment or service is terminated as of September 30, 2000 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

     Section 3.19 Deposits. None of the deposits of IROQ or any of its Subsidiaries is a "brokered" deposit.

     Section 3.20 Antitakeover Provisions Inapplicable; Required Vote of Stockholders. Except as set forth on IROQ DISCLOSURE SCHEDULE 3.20, and except for approvals required under the federal and state banking laws, the transactions contemplated by this Agreement are not subject to any applicable state takeover law. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of IROQ common stock entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby.

     Section 3.21 Fairness Opinion. IROQ has received an opinion from Endicott which may be oral as of the date hereof, to be confirmed in writing to be effective as of the date hereof, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of IROQ pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     Section 3.22 Administration of Fiduciary Accounts. IROQ and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on the IROQ. Neither IROQ nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account, except for breaches of trust and failures to maintain records which would not, individually or in the aggregate, have a Material Adverse Effect on IROQ.

     Section 3.23 Derivative Transactions. Except as set forth in IROQ DISCLOSURE SCHEDULE 3.23, neither the Company nor any of its Subsidiaries entered into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments.

                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF NIAGARA BANCORP

     Niagara Bancorp represents and warrants to IROQ that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Niagara Bancorp Disclosure Schedules delivered by Niagara Bancorp to IROQ on the date hereof. Niagara Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Niagara Bancorp Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Niagara Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 4.01  Organization.

     (a) Niagara Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. First Niagara Merger Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Niagara Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

     (b) First Niagara is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of First Niagara are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by First Niagara.

     (c) Prior to the date of this Agreement, Niagara Bancorp has delivered to IROQ true and correct copies of the certificate of incorporation and bylaws of Niagara Bancorp

     Section 4.02  Capitalization.

     (a) The authorized capital stock of Niagara Bancorp consists of (a) 45,000,000 shares of common stock, par value $0.01 per share (the "Niagara Bancorp Common Stock"), of which, at the date of this Agreement, 29,756,250 shares are validly issued, fully paid and nonassessable (including shares are held by Niagara Bancorp as treasury stock), and (b) 5,000,000 shares of preferred stock, par value $0.01 per share, of which, at the date of this Agreement, no shares of were issued and outstanding.

     (b) Niagara Bancorp owns all of the capital stock of First Niagara, free and clear of any lien or encumbrance.

     Section 4.03  Authority; No Violation.

     (a) Niagara Bancorp and First Niagara Merger Corp each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Niagara Bancorp and First Niagara Merger Corp and the completion by Niagara Bancorp and First Niagara Merger Corp of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Niagara Bancorp and First Niagara Merger Corp, and no other corporate proceedings on the part of Niagara Bancorp or First Niagara Merger Corp are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Niagara Bancorp and First Niagara Merger Corp and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of Niagara Bancorp and First Niagara Merger Corp, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     (b) (A) The execution and delivery of this Agreement by Niagara Bancorp and First Niagara Merger Corp, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and

IROQ's and Niagara Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Niagara Bancorp or First Niagara Merger Corp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Niagara Bancorp or any Niagara Bancorp Subsidiary or the charter and bylaws of First Niagara Merger Corp; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Niagara Bancorp or any Niagara Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Niagara Bancorp or First Niagara Merger Corp under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Niagara Bancorp or First Niagara Merger Corp is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts.

     Section 4.04 Consents. Except for consents, approvals, filings and registrations from or with the Superintendent, FDIC, FRB, OTS and SEC, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of IROQ, and the filing of the certificates of merger with the Secretary of State of the State of Delaware and the New York Department of State, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Niagara Bancorp and First Niagara Merger Corp, and (b) the completion by Niagara Bancorp and First Niagara Merger Corp of the transactions contemplated hereby. Niagara Bancorp has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Niagara Bancorp's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.05 Compliance With Applicable Law. Neither Niagara Bancorp nor any Niagara Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Niagara Bancorp or any Niagara Bancorp Subsidiary is not in compliance in any material manner with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Niagara Bancorp or any Niagara Bancorp Subsidiary; (iii) requiring or threatening to require Niagara Bancorp or any Niagara Bancorp Subsidiary, or indicating that Niagara Bancorp or any Niagara Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Niagara Bancorp or any Niagara Bancorp Subsidiary; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Niagara Bancorp or any Niagara Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Niagara Bancorp nor any Niagara Bancorp Subsidiary is a party to, nor has consented to any Regulatory Agreement. The most recent regulatory rating given to First Niagara as to compliance with the CRA is satisfactory or better.

     Section 4.06 Information to be Supplied. The information to be supplied by Niagara Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed pursuant to the Exchange Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Niagara Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 4.07 Financing. As of the date hereof Niagara Bancorp has adequate financial resources under regulatory capital standards, and at the Merger Effective Date Niagara Bancorp will have sufficient cash funds, to meet its obligations under this Agreement and to consummate in a timely manner the transactions contemplated hereby and thereby, including without limitation the payment of the Merger Consideration.

                                   ARTICLE V
                           COVENANTS OF THE PARTIES

     Section 5.01  Conduct of IROQ's Business.

     (a) From the date of this Agreement to the Closing Date, IROQ, CB, HFSA and each IROQ Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Niagara Bancorp. IROQ, CB, HFSA and each IROQ Subsidiary will use their reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the good will of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Niagara Bancorp in writing or as contemplated or required by this Agreement, IROQ will not, and IROQ will not permit any IROQ Subsidiary to:

          (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) IROQ may issue shares of IROQ Common Stock upon the valid exercise, in accordance with the information set forth in IROQ DISCLOSURE
SCHEDULE 3.02(a), of presently outstanding options to acquire IROQ Common Stock under the IROQ Stock Option Plans, and (B) IROQ may continue to pay its regular quarterly cash dividend of $0.12 per share with payment and record dates consistent with past practice. Notwithstanding the foregoing, the following dividends are also permitted: a dividend by a IROQ Subsidiary to its parent(s); and the dividends on the REIT Preferred Stock that are paid in accordance with its terms;

          (iii) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except and as may be required pursuant to legally binding commitments existing on the date hereof and set forth on IROQ DISCLOSURE SCHEDULES 3.08 and 3.12; and except that IROQ may pay its employees (including employees of its Subsidiaries) retention bonuses as determined by IROQ, in consultation with Niagara Bancorp, in the event that such employee remains an employee of IROQ (or an IROQ Subsidiary) until the date the systems conversion occurs (or such later date established by Niagara Bancorp not to exceed 90 days following the date the systems conversion occurs) or is terminated prior to the date of the systems conversion, but after the Merger Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee, provided that retention bonuses in the aggregate do not exceed $172,100, and no individual bonus exceeds $14,000;

          (iv) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

          (v) merge or consolidate IROQ or any IROQ Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of IROQ or any IROQ Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between IROQ, or any IROQ Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any IROQ Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;


          (vi) sell or otherwise dispose of the capital stock of IROQ or sell or otherwise dispose of any asset of IROQ or of any IROQ Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of IROQ or of any IROQ Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (vii) take any action which would result in any of the representations and warranties of IROQ set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

          (viii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating IROQ or CB;

          (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which IROQ or any IROQ Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (x) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with IROQ's or any IROQ Subsidiary's current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

          (xi) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the IROQ DISCLOSURE SCHEDULE 5.01(a)(xi), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $350,000 in the aggregate for unsecured loans and $2,000,000 in the aggregate for secured loans. In addition, the following require the prior consent of Niagara Bancorp: a residential loan of $350,000 or greater; an unsecured loan of $250,000 or greater; and a commercial real estate loan of $500,000 or greater;

          (xii) except as set forth on the IROQ DISCLOSURE SCHEDULE 5.01(a)(xii), enter into, renew, extend or modify any other transaction with any Affiliate;

          (xiii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (xiv) except for the execution of this Agreement, and actions taken in accordance with this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xv) make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments;

asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations;

          (xvi) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to an acceleration of the right to payment to any individual under any IROQ Employee Plan;

          (xvii) except as set forth in IROQ DISCLOSURE SCHEDULE 5.01(a)(xvii), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (xviii) except as set forth in IROQ DISCLOSURE SCHEDULE
5.01(a)(xviii), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

          (xix) sell any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) or OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property); or

          (xxii)  agree to do any of the foregoing.

     (b) For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Niagara Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for IROQ or any IROQ Subsidiary to do any of the following: (i) except as set forth in IROQ DISCLOSURE SCHEDULE 5.01(b), make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by IROQ or a IROQ Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by IROQ or any IROQ Subsidiary of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 5.02  Access; Confidentiality.

     (a) Each of IROQ and the IROQ Subsidiaries shall permit Niagara Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of IROQ and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof)(other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any Regulatory Authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Niagara Bancorp may have a reasonable interest. IROQ, CB and HFSA shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Niagara Bancorp and its representatives. IROQ, CB and HFSA shall permit a representative of Niagara Bancorp to attend any meeting of their Boards of Directors or the Executive Committees thereof (provided that neither IROQ, CB, nor HFSA shall be required to permit the Niagara Bancorp representative to remain present during any confidential discussion of the Agreement and the transactions contemplated thereby). IROQ and each Subsidiary shall permit Niagara Bancorp, at its expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by IROQ or any IROQ Subsidiary. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 16, 2000 among IROQ and Niagara Bancorp (the "Confidentiality Agreement").

     (b) Niagara Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, IROQ shall permit employees of Niagara Bancorp reasonable access to information relating to problem loans, loan restructurings and loan work-outs of IROQ.

     (d) If the transactions contemplated by this Agreement shall not be consummated, IROQ and Niagara Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. IROQ and Niagara Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 5.03  Regulatory Matters and Consents.

     (a) Niagara Bancorp and First Niagara will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b) IROQ will furnish Niagara Bancorp with all information concerning IROQ and IROQ Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Niagara Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     (c) Niagara Bancorp and IROQ will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Niagara Bancorp will furnish IROQ with (i) copies of all Applications prior to filing with any Regulatory Authority and provide IROQ a reasonable opportunity to provide changes to such Applications, and (ii) copies of all Applications filed by Niagara Bancorp.

     (e) IROQ and Niagara Bancorp will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Niagara Bancorp or IROQ to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

     Section 5.04  Taking of Necessary Action.

          (a) Niagara Bancorp and IROQ shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section
     5.03 of this Agreement, and (ii) take or cause to be taken all action necessary on its part using its best efforts so as to permit completion of the Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither IROQ nor any IROQ Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Niagara Bancorp, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Niagara Bancorp or IROQ from exercising its rights under this Agreement or the Stock Option Agreement.

     (b) IROQ shall prepare, subject to the review and consent of Niagara Bancorp with respect to matters relating to Niagara Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by IROQ with the SEC and to be mailed to the shareholders of IROQ in connection with the meeting of its shareholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement.

     Section 5.05  Certain Agreements.

     (a) From and after the Merger Effective Date through the sixth anniversary thereof, or until the final disposition of such Claim (as herein defined) with respect to any Claim asserted within the period, Niagara Bancorp agrees to indemnify, defend and hold harmless each present and former director and officer of IROQ and its Subsidiaries determined as of the Closing Date (the "Indemnified
                                                                     -----------
Parties") against all losses, claims, damages, costs, expenses (including
-------
reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Niagara Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a "Claim") in which an Indemnified Party is, or is
                          -----
threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of IROQ or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of IROQ are entitled under the NYBCL, IROQ's certificate of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Niagara Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a New York corporation under the NYBCL and IROQ's certificate of incorporation and bylaws as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an
             --------
undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final non-appealable disposition of such Claim.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify Niagara Bancorp, but the failure to so notify shall not relieve Niagara Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Niagara Bancorp. In the event of any Claim, (1) Niagara Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and upon such assumption shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Niagara Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Niagara Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Niagara Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Niagara Bancorp shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Niagara Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

     (c) In the event Niagara Bancorp or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Niagara Bancorp assume the obligations set forth in this Section 5.05.

     (d) Niagara Bancorp shall maintain in effect for three years from the Closing Date, if available, the current directors' and officers' liability insurance policy maintained by IROQ (provided that Niagara Bancorp may
                                     --------
substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Closing Date, provided, however, that in no event
                                           --------  -------
shall Niagara Bancorp be required to expend pursuant to this Section 5.05(d) more than the amount equal to 130% of the current annual amount expended by IROQ to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, IROQ agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 5.06 No Other Bids and Related Matters. From and after the date hereof until the termination of this Agreement, neither IROQ, CB, HFSA or any IROQ Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by IROQ or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and IROQ shall notify Niagara Bancorp orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal promptly. Provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of IROQ from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire IROQ or any Subsidiary pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the
                                                       -------------------
extent that, (A) the Board of Directors of IROQ receives a written opinion from
-----------
its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to IROQ's stockholders, (B) the Board of Directors of IROQ, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of IROQ to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, IROQ (x) provides reasonable notice to Niagara Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity (identifying such person or entity) and
(y) receives from such person or entity an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement, and (D) the IROQ Special Meeting of Stockholders convened to approve this Agreement has not occurred, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) prior to the IROQ Special Meeting of Stockholders convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to stockholders, and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of IROQ, after consultation with and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving IROQ or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of IROQ, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of IROQ or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.07  Duty to Advise; Duty to Update the IROQ Disclosure
Schedules. IROQ shall promptly advise Niagara Bancorp of any change or event having a Material Adverse Effect on it or on any IROQ Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. IROQ shall update the IROQ DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the IROQ DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve IROQ from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof.

     Section 5.08 Conduct of Niagara Bancorp's Business. From the date of this Agreement to the Closing Date, Niagara Bancorp will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of First Niagara and its other Subsidiaries. From the date of this Agreement to the Closing Date, neither Niagara Bancorp nor any Niagara Bancorp Subsidiary will
(i) amend its certificate of incorporation, charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement, provided that Niagara Bancorp may amend its certificate to change its name to First Niagara Financial Group, Inc., (ii) take any action which would result in any of the representations and warranties of Niagara Bancorp or First Niagara set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
Article VI hereof not being satisfied, except in each case as may be required by applicable law, (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the necessary approvals from the Regulatory Authorities; (iv) take action which would or is reasonably likely to materially and adversely affect Niagara Bancorp's ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Merger not being satisfied; or (vi) agree to do any of the foregoing. IROQ acknowledges and understands that Niagara Bancorp has entered into agreements to acquire Albion Banc Corp ("ABC") and CNY Financial Corporation ("CNYF"), that Niagara Bancorp is likely to consummate its acquisitions of ABC and CNYF prior to the consummation of the transactions contemplated by this Agreement, and IROQ agrees that the consummation of the ABC and the CNYF acquisitions is not inconsistent with, or in any way violative of or contrary to, its obligations under, or any of the terms of, this Agreement.

     Section 5.09 Board and Committee Minutes. IROQ, CB and HFSA shall each provide to Niagara Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, a copy of the minutes of such meeting, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date (provided that they may redact any portion of the minutes that relate to any confidential discussion of the Agreement and the transactions contemplated thereby).

     Section 5.10  Undertakings by IROQ and Niagara Bancorp

     (a)  From and after the date of this Agreement:

          (i) Voting by Directors. Simultaneously with the execution of this Agreement, or within five days thereof, each Director of IROQ shall enter into the agreement set forth as Exhibit B to this Agreement;

          (ii) Proxy Solicitor. IROQ shall retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

          (iii) Outside Service Bureau Contracts. If requested to do so by Niagara Bancorp, IROQ shall use its best efforts to obtain an extension of, or termination of, any contract with an outside service bureau or other vendor of services to IROQ, on terms and conditions mutually acceptable to IROQ and Niagara Bancorp;

          (iv) Board Meetings. IROQ and CB shall permit a representative of Niagara Bancorp to attend any meeting of IROQ, CB, or HFSA's Board of Directors or the Executive Committees thereof (provided that they shall not be required to permit the Niagara Bancorp representative to remain present during any confidential discussion of the Agreement and the transactions contemplated thereby). IROQ and CB shall effect such changes to the Restated Organization Certificate and the Bylaws of CB, to be effective as of the Merger Effective Date, as Niagara Bancorp may reasonably request in order to facilitate the operation of CB as a wholly-owned subsidiary of Niagara Bancorp;

          (v) List of Nonperforming Assets. IROQ shall provide Niagara Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans; and

          (vi) Reserves and Merger-Related Costs. On or before the Effective Date, IROQ shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of IROQ to those of Niagara Bancorp (as such practices and methods are to be applied to IROQ from and after the Closing Date) and Niagara Bancorp's plans with respect to the conduct of the business of IROQ following the Merger and otherwise to reflect Merger-related expenses and costs incurred by IROQ, provided, however, that IROQ shall not be required to take such action unless Niagara Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Niagara Bancorp of the writing referred to in the preceding clause, IROQ shall provide Niagara Bancorp a written statement, certified without personal liability by the chief executive officer of IROQ and dated the date of such writing, that the representation made in Section 3.15(b) hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by IROQ or any IROQ Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by IROQ pursuant to this Section 5.10(vi) if, in the opinion of IROQ's independent auditors, such action would contravene GAAP; and

          (vii) Shareholders Meeting. IROQ shall submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and, subject to the next sentence, its Boards of Director shall recommend approval of this Agreement to the IROQ shareholders. The Board of Directors of IROQ may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in
Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under New York law. IROQ shall take all steps necessary in order to hold a special meeting of stockholders for the purpose of approving this Agreement within four months of the date of this Agreement, or as soon thereafter as is practicable.

          (viii) Systems Conversions. IROQ and Niagara Bancorp shall meet on a regular basis to discuss and plan for the conversion of IROQ and its Subsidiaries' data processing and related electronic informational systems to those used by Niagara Bancorp and its subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by IROQ, CB and HFSA of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by IROQ or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that IROQ shall not be obligated to take any such action prior to the Effective Time and, unless IROQ otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that IROQ or any of its Subsidiaries takes, at the request of Niagara Bancorp, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees, expenses or charges, Niagara Bancorp shall indemnify IROQ and its Subsidiaries for any such fees, expenses and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

     (b) From and after the date of this Agreement, Niagara Bancorp and IROQ shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and (D) all other documents contemplated by this Agreement;

          (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

          (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; or

          (vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

     Section 5.11  Employee and Termination Benefits; Directors and Management.

     (a) The IROQ Employee Stock Ownership Plan (the "IROQ ESOP") shall be terminated as of, or prior to, the Merger Effective Date (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), all outstanding IROQ ESOP indebtedness shall be repaid, and the balance shall be allocated and distributed to IROQ employees (subject to the receipt of a determination letter from the IRS), as provided for in the IROQ ESOP and unless otherwise required by applicable law. Niagara Bancorp will review other IROQ Employee Plans to determine whether to maintain, terminate or continue such plans. All IROQ Employees who become participants in a Niagara Bancorp (or Subsidiary) Plan shall, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable and permitted under the Niagara Bancorp (or Subsidiary) Plan(s), for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, be given credit for service with IROQ or an IROQ subsidiary or any predecessor thereto prior to the Effective Date.

     (b) After the Merger Effective Date, any former employees of IROQ or any IROQ Subsidiary whose employment is terminated, other than for cause, within twelve months of the Closing Date shall be provided with severance benefits in accordance with the severance policy described on IROQ DISCLOSURE SCHEDULE 5.11(b), except for employees who have employment contracts (as set forth in IROQ DISCLOSURE SCHEDULE 3.08(a)) in which event such employee shall be provided with benefits in accordance with their employment agreement.

     Section 5.12 Duty to Advise; Duty to Update Niagara Bancorp's Disclosure Schedules. Niagara Bancorp shall promptly advise IROQ of any change or event which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein.

Niagara Bancorp shall update Niagara Bancorp's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Niagara Bancorp DISCLOSURE SCHEDULE. The delivery of such updated Schedule shall not relieve Niagara Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) hereof.

     Section 5.13  Governance and Related Matters.

     (a) Following the Merger Effective Date, and subject to paragraph (c) below, the board of directors of CB and the chairman of the board of directors of CB shall be as mutually agreed upon between CB and Niagara Bancorp. The directors of CB shall be entitled to receive attendance and retainer fees in the same amounts as in effect on the date of this Agreement. The retirement age for service on the CB board shall be 70 years. Niagara Bancorp shall have appropriate representation on the CB board. IROQ and CB shall effect such changes to the Organization Certificate and Bylaws of CB, such amendments to be effective as of the Merger Effective Date, as Niagara Bancorp may reasonably request in order to facilitate the operation of CB as a wholly-owned subsidiary of Niagara Bancorp.

     (b) Niagara Bancorp will honor the employment contract termination provisions for executive officers of IROQ and its Subsidiaries, including that for Richard Callahan (the payment to Mr. Callahan shall be made in four equal installments commencing on the Merger Effective Date and ending on the third anniversary thereof). Following the Merger Effective Date, Richard Callahan shall continue to serve as President and Chief Executive Officer of CB.

     (c) Niagara Bancorp hereby affirms that it is its present intention to operate CB as a separate subsidiary for at least the next two years with the same board of directors as constituted pursuant to Section 5.13(a). Niagara Bancorp does not intend to operate HFSA as a separate subsidiary and Niagara Bancorp may, in its discretion, merge HFSA into CB or another Niagara Bancorp Subsidiary or take any other action with respect HFSA (including, without
limitation, a possible sale of HFSA to a third party).   If prior to the Merger
Effective Date Niagara Bancorp determines to merge HFSA with a Niagara Bancorp Subsidiary, HFSA shall take all actions necessary and appropriate, including causing the entering into of appropriate merger agreements, as Niagara Bancorp reasonably deems advisable, in each case in accordance with applicable laws and regulations and in no event effective until (and subject to the occurrence of) the Merger Effective Date.

     (d) One non-employee member of the board of directors of IROQ, mutually agreeable to IROQ and Niagara Bancorp, shall be appointed to the Board of Directors of Niagara Bancorp effective as of the Merger Effective Date.

                                  ARTICLE VI
                                  CONDITIONS

     Section 6.01 Conditions to IROQ's Obligations under this Agreement. The obligations of IROQ hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by IROQ pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Niagara Bancorp and First Niagara Merger Corp to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Niagara Bancorp and First Niagara Merger Corp; and IROQ shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Niagara Bancorp required by this Agreement to be performed by Niagara Bancorp at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of Niagara Bancorp in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

     (d) Approvals of Regulatory Authorities. The Parties shall have received all required approvals of Regulatory Authorities of the Merger, and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) Officer's Certificate. Niagara Bancorp shall have delivered to IROQ a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) and (i) of this Section 6.01 have been satisfied, to the best knowledge of the officer executing the same;

     (g) Opinion of Niagara Bancorp's Counsel. IROQ shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Niagara Bancorp, dated the Closing Date, in form and substance reasonably satisfactory to IROQ and its counsel to the effect set forth on Exhibit 6.1 attached hereto;

     (h) Approval of IROQ's Shareholders. This Agreement shall have been approved by the shareholders of IROQ by such vote as is required under applicable New York law, and IROQ's certificate of incorporation and bylaws; and

     (i) Funds Deposited with the Exchange Agent. Niagara Bancorp shall have deposited or caused to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the IROQ stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section
2.02 of this Agreement.

     Section 6.02 Conditions to Niagara Bancorp's Obligations under this Agreement. The obligations of Niagara Bancorp hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Niagara Bancorp pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, IROQ to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by IROQ; and Niagara Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of IROQ required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of IROQ in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

     (d) Approvals of Regulatory Authorities. Niagara Bancorp shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Niagara Bancorp's reasonable judgment unduly burdensome); and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 1999, there shall not have occurred any Material Adverse Effect with respect to IROQ;

     (g) Approval of IROQ's Shareholders. This Agreement shall have been approved by the shareholders of IROQ by such vote as is required under applicable New York law, and IROQ's certificate of incorporation and bylaws;

     (h) Officer's Certificate. IROQ shall have delivered to Niagara Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (g) and (k) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same;

     (i) Opinions of IROQ's Counsel. Niagara Bancorp shall have received an opinion of Harris Beach & Wilcox, LLP, counsel to IROQ, dated the Closing Date, in form and substance reasonably satisfactory to Niagara Bancorp and its counsel to the effect set forth on Exhibit 6.3 attached hereto; and

     (j) Tax Opinion. Niagara Bancorp shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., its counsel, substantially to the effect set forth on Exhibit 6.2 attached hereto.


                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT


     Section 7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a)  By the mutual written consent of the parties hereto;

     (b)  By Niagara Bancorp or IROQ:

          (i) if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party, and the breach cannot be, or shall not have been, cured within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be cured, and such breach would entitle the non-breaching party not to consummate the Company Merger under Section 6 of this Agreement;

          (ii) if the Closing Date shall not have occurred on or before January 31, 2001, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

          (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent has been denied or is likely to be denied, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; and

          (iv) if there has been no Superior Proposal but the approval of the shareholders of IROQ required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

     (c) by IROQ if, as provided in Section 5.06, it receives a Superior Proposal and the IROQ Board of Directors determines that it would be in accordance with its fiduciary duties, based upon the advice of its outside legal counsel, to accept the third party proposal; provided, however, that such
                                             --------  -------
termination shall not effect the right
of Niagara Bancorp to exercise the Stock Option Agreement; or

     (d) by Niagara Bancorp if (i) as provided in Section 5.06, the Board of Directors of IROQ withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Niagara Bancorp, or (ii) IROQ enters into an agreement to be acquired by, or merge or combine with, a third party in connection with a Superior Proposal. Provided, however, that such termination shall not effect the
                   --------  -------
right of Niagara Bancorp to exercise the Stock Option Agreement

     Section 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(a) and (d) and Section 8.01 hereof, which shall remain in full force and effect), and except as otherwise provided herein there shall be no further liability on the part of any of Niagara Bancorp, First Niagara Merger Corp or IROQ, or their respective officers, directors and employees.


                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01  Expenses.

     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except as this Agreement otherwise expressly provides.

     (b) In the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

     Section 8.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Article II, and Section 5.02(d), the last sentence of Section 5.02(a), Sections 5.05, 5.11, and 5.13(a), (b) and (d), which will survive the Merger, shall terminate on the Closing Date.

     Section 8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 2.02, 2.03, 2.04,
5.02 and 5.05.

     Section 8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

     (a)  If to Niagara Bancorp, Inc. to:
          Niagara Bancorp
          6950 South Transit Road, P.O. Box 514
          Lockport, New York 14095-0514
          Attention:  William E. Swan
          President and Chief Executive Officer

          with a copy to:

          Luse Lehman Gorman Pomerenk & Schick, PC
          5335 Wisconsin Avenue, NW
          Washington, D.C. 20015
          Attention:  John J. Gorman, Esq.

     (b)  If to IROQ, to:

          IROQ
          115 Genesee Street
          Auburn, New York 13021
          Attn:  Richard Callahan
          President and Chief Executive Officer

          with a copy to:

          Harris Beach & Wilcox, LLP
          130 East Main Street
          Rochester, New York 14604
          Attn:  Linda Oldfield

     Section 8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Delaware.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


      NIAGARA BANCORP, INC.




      By:
           William E. Swan
           President and Chief Executive Officer


      FIRST NIAGARA MERGER CORP




      By:
           William E. Swan
           President and Chief Executive Officer



IROQUOIS BANCORP




      By:
           Richard D. Callahan
           President and Chief Executive Officer

                                                                       EXHIBIT A

                            STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated March 26, 2000, between Iroquois Bancorp, Inc., a New York corporation ("Issuer") and Niagara Bancorp, Inc., a Delaware corporation ("Grantee"). Capitalized terms used herein without definition have the meanings specified in the Merger Agreement (as hereinafter defined).

                             W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated March 26, 2000 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 459,069 fully paid and nonassessable shares of its common stock, par value $1.00 per share ("Common Stock"), at a price of $24.00 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $24.00 per share, such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.99% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The holder or holders of the Option (including Grantee or any subsequent transferee(s)) (the "Holder") may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Merger Effective Date (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or
(iii) the passage of eighteen months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary contained in this Agreement, the Option may not be exercised (nor may the holder's rights under Section 11 be exercised) at any time when Grantee shall be in breach of its covenants or agreements contained in the Merger Agreement under circumstances that would entitle Issuer to terminate the Merger Agreement and such breach has not been cured, unless the Merger Agreement has been terminated in accordance with Section 7.01(c) or (d) thereof.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) Issuer participates (or authorizes participation in) negotiations regarding a Superior Proposal, as contemplated in Sections
     5.06 and 7.01(c) of the Merger Agreement.

             (ii) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act")) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 20% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

             (iii) (A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which only Excluded Persons are members, shall have been formed that beneficially owns 20% or more of the shares of Common Stock then outstanding;

             (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed its recommendation in a manner adverse to Grantee;

             (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction: Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to Section 7.01(b)(i) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or the IROQ stockholders shall fail to approve the Merger Agreement.

             (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state bank regulatory authority ("Regulatory Authority"), for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in subparagraph (ii) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any Regulatory Authority is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the any Regulatory Authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision shall be made in the agreements governing such transaction so that the Holder shall receive, upon exercise of the Option (at the aggregate exercise price calculated in accordance with Section 1 of this Agreement), the number and class of shares or other securities or property that Holder would have received in respect of the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

     6. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)     The following terms have the meanings indicated:

             (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

             (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power with respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

             (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder.

             (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of Common Stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f)     Issuer shall not enter into any transaction described in subsection
(a) of this Section 6 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     7. The 180-day period for exercise of certain rights under Section 2 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     8. Repurchase at the Option of Holder. (a) At the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending nine months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

             (i) the aggregate Option Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

             (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Sections 1 and 5), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

             (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Sections 1 and 5) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

             (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any federal or state regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the
Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any federal or state regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any federal or state regulatory authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such regulatory authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 2(a).

             (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Common Stock received by holders of Common Stock in connection with any merger or other business combination transaction described in Section 6(a)(i), 6(a)(ii) or 6(a)(iii), or (iii) the highest closing bid price per share of Issuer Common Stock quoted on the Nasdaq System (or if Issuer Common Stock is not quoted on the Nasdaq System, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

             (d) As used herein, "Repurchase Event" shall occur if, prior to an Exercise Termination Event, (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d_3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 6(a)(i), 6(a)(ii) or 6(a)(iii) shall be consummated.


9.   Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     (e) To the extent that Section 912 of the NYBCL applies to Grantee as a result of this Agreement (i.e., the shares of Common Stock subject to this Agreement are deemed beneficially owned by Niagara Bancorp) and shares of Common Stock that otherwise are owned by Niagara Bancorp, the board of directors of Issuer has approved Grantee as an interested stockholder (as defined in Section
912) prior to the date of execution of this Agreement (i.e., prior to the "stock acquisition date" as that term is defined in Section 912).

     10.     Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has full corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     11. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     12. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     13. Notwithstanding anything to the contrary herein, in the event that the Holder or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder and any person that is the beneficial owner of 20% or more of the voting power of the Holder.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Except as otherwise expressly provided herein, or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and, as permitted herein, assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers, all as of the date first above written.



                                           IROQUOIS BANCORP, INC.


                                           By:__________________________
                                              Richard D. Callahan
                                              President and Chief Executive
                                              Officer




                                           NIAGARA BANCORP, INC.




                                          By:  ______________________________
                                               William E. Swan
                                               President and Chief Executive
                                               Officer

                                                                       EXHIBIT B


                                March 26, 2000

Niagara Bancorp, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514

Ladies and Gentlemen:

          Niagara Bancorp, Inc. ("Niagara Bancorp"), First Niagara Bancorp Corp ("Merger Corp"), and Iroquois Bancorp, Inc. ("IROQ") have entered into an Agreement and Plan of Merger dated as of March 26, 2000 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) IROQ will merge with and into Merger Corp with IROQ surviving the merger, to be followed by the merger of IROQ with and into Niagara Bancorp, with Niagara Bancorp surviving the merger (collectively referred to as the "Merger"); and (b) shareholders of IROQ will receive $33.25 in cash in exchange for each share of common stock of IROQ outstanding on the closing date.

          Niagara Bancorp has requested, as a condition to its execution and delivery to IROQ of the Merger Agreement, that the undersigned, being directors and executive officers of IROQ, execute and deliver to Niagara Bancorp this Letter Agreement.

          Each of the undersigned, in order to induce Niagara Bancorp to execute and deliver to IROQ the Merger Agreement, and intending to be legally bound, hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of IROQ called to vote for approval of the Merger so that all shares of common stock of IROQ over which the undersigned or a member of the undersigned's immediate family now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of IROQ), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving IROQ, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of IROQ, to approve or adopt the Merger Agreement;

          (c) Agrees not to sell, transfer or otherwise dispose of any common stock of IROQ on or prior to the date of the meeting of IROQ shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, providing that the transferee agrees in writing to be bound by the terms of this letter agreement; and

          (d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

          The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

                         ____________________________


          This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                         ____________________________

          The undersigned intend to be legally bound hereby.


                                               Sincerely,



                                               Name


                                               Title

                                                                     EXHIBIT 6.1


[Matters to be covered in Opinion of Counsel to be delivered to IROQ pursuant to
Section 6.01(g) of the Agreement]

     (a) Each of Niagara Bancorp and First Niagara Merger Corp ("Merger Corp"), is incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. All eligible accounts of depositors in each depository institution subsidiary of Niagara Bancorp are insured by the BIF or the SAIF administered by the FDIC to the fullest extent permitted by law.

     (b) Each of Niagara Bancorp and Merger Corp has the corporate power and authority to adopt or execute and deliver the Agreement and the Bank Merger Agreement included as Exhibit A thereto, as the case may be, and to consummate the corporate transactions contemplated thereby and to carry out their respective obligations thereunder, as applicable. The adoption or execution and delivery of the Agreement and the Stock Option Agreement included as Exhibit A thereto and the consummation of the transactions contemplated thereby, as applicable, have been duly authorized by the board of directors of Niagara Bancorp and Merger Corp, as the case may be, and no other corporate proceedings on the part of such entities are necessary to consummate the transactions so contemplated. The Agreement has been duly and validly executed and delivered by Niagara Bancorp and Merger Corp, and in each case such instruments constitute valid and legally binding obligations of Niagara Bancorp and Merger Corp, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (c) None of the adoption or execution and delivery of the Agreement and the Stock Option Agreement included as Exhibit A thereto by Niagara Bancorp and Merger Corp, or the consummation by such entities of the transactions contemplated thereby in accordance with their respective terms, as applicable, nor compliance by such entities with any of their respective terms, as applicable, will (i) violate any provision of their respective Organization Certificate, organization certificate or other chartering instrument or bylaws, nor (ii) violate any federal or New York State banking statute, code, rule or regulation or, to the knowledge of such counsel, any judgment, order, writ, decree or injunction applicable to any of such entities or any of their respective properties or assets, except, with respect to clauses (ii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Niagara Bancorp and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by the Agreement.

     (d) All regulatory or governmental approvals and consents which are necessary to be obtained by Niagara Bancorp and Merger Corp to permit the execution, delivery and performance of the Agreement and the Stock Option Agreement have been obtained.

     (e) Assuming due authorization of the Merger by all necessary corporate and governmental proceedings on the part of IROQ and that IROQ has taken all action required to be taken by them prior to the Effective Time, upon the filing of Certificates of Merger with the Secretary of State of the State of Delaware and the Department of State of the State of New York, the Merger will be validly consummated in accordance with the Agreement and applicable laws and regulations and each outstanding share of Common Stock will be converted into the right to receive a cash payment in the manner specified in the Agreement.

     (f) To the knowledge of such counsel, there are no judicial, administrative, arbitral or other actions, suits, proceedings or investigations pending or threatened which (i) if adversely determined, would have a material adverse effect on the ability of Niagara Bancorp to consummate the transactions contemplated by the Agreement or (ii) seek to restrain or prohibit the Merger or to obtain monetary damages in connection therewith.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of any officer or officers of Niagara Bancorp. The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to IROQ.

                                                                     EXHIBIT 6.2


[Matters to be covered in Opinion of Counsel to be delivered to Niagara Bancorp pursuant to Section 6.02(j) of the Agreement]


1. The formation of First Niagara Merger Corp and its merger with and into IROQ will be disregarded for federal income tax purposes, and the transaction will be treated as a purchase by Niagara Bancorp of the outstanding shares of IROQ. See 90-95, 1990-2 C.B. 67; Rev. Rul. 73-27, 1973-2 C.B. 301. The
purchase will be treated as a qualified stock purchase within the meaning of
Section 338(d)(3) of the IRC.

2. For federal income tax purposes, no gain or loss will be recognized by Niagara Bancorp, First Niagara Merger Corp or IROQ as a result of the Merger.

3. For federal income tax purposes, the statutory merger of IROQ into Niagara Bancorp pursuant to applicable law (the "Merger") will be treated as a distribution by IROQ in complete liquidation within the meaning of Section 332 of the IRC. See Section 1.332-2(d) of the Treasury Regulations.

4. For federal income tax purposes, no gain or loss will be recognized by Niagara Bancorp on its receipt of the assets of IROQ distributed in the Merger. See Section 332(a) of the IRC.

5. For federal income tax purposes, no gain or loss will be recognized by IROQ on the distribution of its assets to Niagara Bancorp in the Merger. See
Section 337(a) of the IRC.

6. For federal income tax purposes, the basis of the assets of IROQ in the hands of Niagara Bancorp will be the same as the basis of those assets in the hands of IROQ immediately preceding the Merger. See Section 334(b)(1) of the IRC.

7. The holding period of the assets received by Niagara Bancorp in the Merger will include the period during which such property was held by IROQ. See
Section 1223(2) of the IRC.

8. As provided in Section 381(c)(2) of the IRC and Section 1.381(c)(2)-1 of the Treasury Regulations, Niagara Bancorp will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of IROQ as of the date of the Merger, subject to the limitations of Sections 382 and 383 of the IRC.

                                                                     EXHIBIT 6.3

[Matters to be covered in Opinion of Counsel to be delivered to Niagara Bancorp pursuant to Section 6.02(i) of the Agreement]

     (a) Each of IROQ, CB and HFSA is incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each such entity has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of CB and HFSA is a member of the Federal Home Loan Bank of New York and all eligible accounts of depositors in CB are insured by the BIF administered by the FDIC to the fullest extent permitted by law, and all eligible accounts of depositors in HFSA are insured by the SAIF administered by the FDIC to the fullest extent permitted by law. IROQ is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder.

     (b) The authorized capital stock of IROQ consists of   6,000,000  shares of
Common Stock, $0.01 par value per share, and 3,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). As of the date of this opinion, there were 2,306,880 shares of Common Stock outstanding and no shares of Preferred Stock issued and outstanding. All issued and outstanding shares of Common Stock, and all issued and outstanding shares of capital stock of each IROQ Subsidiary, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. To the best of our knowledge, all of the outstanding shares of CB and HFSA are owned, directly or indirectly, by IROQ free and clear of any adverse claims, and, neither IROQ nor any of its subsidiaries is a party to any subscription, option, warrant, call, commitment or similar agreement providing for the transfer, purchase or issuance of any shares of capital stock of IROQ or any of its subsidiaries or any securities representing the right to purchase or otherwise acquire any shares of such capital stock or any securities convertible into or representing the right to purchase or otherwise acquire any such stock.

     (c) IROQ has the corporate power and authority to execute and deliver the Agreement and the Stock Option Agreement included as Exhibit A thereto, as applicable, and to consummate the Merger and to carry out all of its obligations thereunder. The execution and delivery of the Agreement and the Stock Option Agreement included as Exhibit A thereto and the consummation of the Merger by IROQ have been duly authorized by the boards of directors and stockholders of IROQ and no other corporate proceedings on the part of IROQ or any IROQ Subsidiary are necessary to consummate the transactions so contemplated. Each of the Agreement and the Stock Option Agreement included as Exhibit A thereto has been duly and validly executed and delivered by IROQ, and constitute valid and legally binding obligations of IROQ enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity (regardless of whether said Agreement or Stock Option Agreement are considered in a proceeding in equity or at law).

     (d) None of the execution and delivery of the Agreement and the agreement included as Exhibit A thereto by IROQ, nor the consummation by IROQ of the transactions contemplated thereby in accordance with their respective terms, as applicable, nor compliance by IROQ or CB and HFSA with any of their respective terms, as applicable, will
(i) violate any provision of IROQ's or CB and HFSA's Certificate of Incorporation, charter or other chartering instrument or bylaws, nor (ii) violate any federal statute, code, rule or regulation, or, to the knowledge of such counsel, any judgment, order, writ, decree or injunction applicable to IROQ, CB and HFSA, or any of their respective properties or assets, except, with respect to clauses (ii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of IROQ and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by the Agreement.

     (e) All regulatory or governmental approvals and consents which are necessary to be obtained by IROQ to permit the execution, delivery and performance of the Agreement and the Stock Option Agreement included as Exhibit A thereto have been obtained.

     (f) The Agreement, including consummation of the transactions contemplated thereby, has been approved by the requisite vote of stockholders of IROQ.

     (g) Assuming due authorization of the Merger by all necessary corporate and governmental proceedings on the part of parties other than IROQ and CB and HFSA and that such other parties have taken all action required to be taken by them prior to the Effective Time, upon the proper filing of a [regulatory filings,] the Merger will be validly consummated in accordance with the Agreement and applicable laws and regulations and each outstanding share of Common Stock will be converted into the right to receive a cash payment in the manner specified in Agreement.

     (h) To the knowledge of such counsel, there are no judicial, administrative, arbitral or other actions, suits, proceedings or investigations pending or threatened, which (i) if adversely determined, would result in any material adverse change in the business, operations, assets or financial condition of IROQ and its subsidiaries taken as a whole or (ii) seek to restrain or prohibit the Merger or to obtain monetary damages in connection therewith.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of any officer or officers of IROQ and its subsidiaries. The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to Niagara Bancorp.